EXHIBIT 99.3

                       4Q 2002 EARNINGS CONFERENCE CALL
                       --------------------------------
                Remarks of Michael S. Geltzeiler, SVP and CFO
                                July 31, 2002

Thanks, Tom.

I will briefly review details of our special charge, cash flow performance and other financial related matters.

Special Charge
For the quarter, we reported net restructuring and other special charges of $34 million or 23 cents a share. This included a net restructuring charge to operating income of $27 mil, enabling us to accelerate our cost reduction initiatives. These include a number of previously announced actions such as restructuring our US BHE operation and closing Gifts.com and Good Catalog. In total, 289 positions were eliminated by these actions, 179 of which have been effected as of June 30th.

In addition, we reported $7 million of other one-time costs in Other Income and Expense, to write-down an impaired internet investment, dispose of Benchmark magazine, and facilitate the pending recapitalization.

Cash Flow
Cash flow performance this quarter was again favorable, with free cash flow in the 4th quarter totaling $70 million versus a net cash use this quarter last year. Free cash flow for the year was $160 million versus an $8 million use in fiscal 2001. We define free cash flow as cash flow before dividends, share repurchases, debt repayment, and acquisitions, including related transactional fees.

For the year, the company incurred cash outlays aggregating $869 million for the Reiman acquisition, share repurchases, and dividends. These expenditures were financed by $160 million of free cash flow and incremental borrowings. At June 30th, our debt net of cash and cash equivalents was $843 million, an increase of $709 million from fiscal year-end 2001. Net debt excluding the Reiman transaction was $59 million, down from $134 million a year ago.

The improved cash flow for the quarter is attributable to higher operating profits, improved working capital, and a federal tax refund. For the year, the improvement in free cash flow was attributed to over a $200 million improvement in year over year working capital and $19 million lower capital spending, offset somewhat by lower operating profits. The dramatic improvement in cash flow from working capital is attributed to a $80 million reduction in working capital for fiscal 2002 as well as a $130 million increase in working capital last year versus fiscal 2000.

Reiman and Financing
The success of our syndication plan and favorable market response to our financing proposal enabled us to raise the necessary capital to close the acquisition of Reiman Publications on May 20, 2002, somewhat earlier than expected and on financing terms more favorable than planned.

The Company obtained $950 million in new Term Loan Facilities with a variable interest rate that is currently in the low 4% range. The borrowing was used to finance the acquisition of Reiman and to pay down our existing Revolver debt. The expected $100 million share repurchase from the recapitalization plan will be funded through cash on hand as well as borrowing against our existing 5-year $192.5 million Revolver. In July, we hedged $400 million of our loans through the purchase of interest rate caps to protect against longer term volatility in interest rates, while still retaining our ability to benefit from the current low interest rate environment.

Other Finance Issues
Lastly, I would like to comment on several financial topics that have been widely discussed within the financial press.

1. Pension Returns .... In recent years, Reader's Digest has benefited from an over funded pension plan which in accordance with GAAP, results in a net pension credit within our income statement. For fiscal 2002, the credit declined almost $7 million versus prior year. Although our pension fund remains considerably over funded, we expect next year's income statement credit to decline by about a further $12 million for Pensions and we will incur about $3 million more in retirement medical costs versus fiscal 2002. The pension decline would be due to a second consecutive year of less than expected asset returns, reduced amortization of prior gains, and our decision for fiscal 2003 to lower the assumption for long term asset return by 50 basis points. The net pension credit for fiscal 2003 is projected to be $22 million, globally. The reduction in pension credit is a non-cash item.

2. Stock Options ....Reader's Digest has historically issued stock options at market value and therefore not reported options as compensation expense. The proforma financial impacts of adopting FAS 123 are detailed within our 10K filings. Had we adopted FAS 123 for options granted in fiscal 2002, RDA would have incurred approximately $4 million in additional compensation expense and 3 cents per share dilution. As for adopting FAS 123, we have no immediate plans to do so but continue to evaluate developments in this area specifically as they relate to our industry segment.

3. SEC Certification Order ....Given our size, RDA was included as one of the companies covered by the CEO and CFO certification order issued by the SEC. The applicable filing for RDA is our fiscal 2002 10-K and proxy statement. Tom Ryder and I are reviewing our internal procedures and intend to comply within the specified time period.

Tom and I will now answer any questions.